EXHIBIT 99.1

ZAP Jonway Appoints New CFO, Benjamin Zhu Li Dong, Former Deputy CFO of Beijing Auto, Foton

SANTA ROSA, Calif., Feb. 28, 2011 /PRNewswire/ — Electric car pioneer ZAP (OTC Bulletin Board:ZAAP.ob – News), headquartered in Santa Rosa, California, and its majority owned subsidiary Jonway Automobile, are pleased to announce the appointment of Benjamin Zhu (Zhu Li Dong) as the Chief Financial Officer of ZAP and Jonway Automobile. Benjamin Zhu joins ZAP and Jonway Automobile March 1st, 2011.  William Hartman, current CFO of ZAP will complete the year-end 2010 audits and the consolidated report of ZAP and Jonway Automobile for 1Q2011, while Benjamin Zhu and his team take over 2Q2011.

Since 2009 Benjamin Zhu has served as deputy CFO of Beijing Auto, Foton, one of the largest automobile companies in China, with reported yearly sales volumes of over 700,000 units. He led the group’s operational finance, cost control and overseas partnerships and investments. Prior to this, he served as CFO of Ready Medicine Group, one of the largest medicine distribution and retailing companies with revenues of over 6 billion RMB. As CFO he led mergers and acquisitions and oversaw the IPO of the company in the United States in 2008.  He was also the CFO of Chery Auto Group, China’s largest passenger car automaker with reported sales volume of over 680,000 passenger sedans annually. From 2007 to 2008, as CFO he led the IPO of Chery Automobile in China. Prior to this, Mr. Zhu was Audit Manager at Deloitte & Touche and then at Price Waterhouse Coopers for nine consecutive years.

“We welcome Benjamin Zhu as Chief Financial Officer of ZAP Jonway,” said Dr. Priscilla Lu, Chairman of ZAP Jonway and General Partner of Cathaya Capital.  “We are bringing a new team of management executives on board to lead the growth of the new, combined ZAP Jonway.  Mr. Zhu brings to our company tier one Chinese automobile finance management experience. His extensive international experience will help reinforce our financial growth, and his strong auditor background will help exert the required discipline in financial control, leveraging the knowledge from when he was audit manager at Deloitte and Price Waterhouse.”

“Mr. Zhu’s international finance management experience will help bridge the gap between China and our international team,” said Steve Schneider, Co-CEO of ZAP Jonway. “This is the beginning of an extensive realignment of our management team. While this realignment may be challenging in the short term, it is necessary for the long-term success of our company. Our new company with its new Jonway Automobile revenue base and growth targets requires a new set of leadership to transform ZAP from being technology innovators to world class manufacturers. With Jonway Automobile as part of our ZAP family, and reinforced by executives of top tier caliber like Benjamin Zhu, we can move forward with confidence to grow our business. We are pleased and proud to have him on board.”

“We are pleased and excited to have Benjamin Zhu join our team,” said Alex Wang, Co-CEO of ZAP. “Jonway Automobile is entering the next stage of growth both on the technology front with electric vehicles, as well as entry into international markets.  Benjamin Zhu with his strong financial background and global experience will be a vital leader in our team during this growth stage.”

William Hartman, current CFO of ZAP will be supporting this transition through the second quarter of 2011, while Benjamin Zhu and his team take over the financial management for the entire combined company starting in the second quarter. Mr. Hartman will remain as the Corporate Secretary of the Company and operate as financial controller within Benjamin Zhu’s team for ZAP USA.

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP’s products, increased levels of competition, new products and technological changes, ZAP’s dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in ZAP’s periodic reports filed with the Securities and Exchange Commission.